UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
_____________________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2014

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CLEAR CHANNEL CAPITAL I, LLC
(Exact name of registrant as specified in its charter)
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Delaware	333-158279-36	27-0263715
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 East Basse Road
San Antonio, Texas 78209
(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On April 28, 2014, Clear Channel Communications, Inc. (the “Company”), a wholly owned subsidiary of Clear Channel Capital I, LLC, entered into a Purchase Agreement (the “Purchase Agreement”), by and among the Company, CCU Escrow Corporation, a newly formed Texas corporation (the “Escrow Issuer”), and Goldman, Sachs & Co., as representative of the several initial purchasers, relating to the issuance and sale of $850,000,000 in aggregate principal amount of the Escrow Issuer’s 10.0% Senior Notes due 2018 (the “Notes”). The Notes were priced at 100.0% of par and will be issued under an indenture to be dated as of May 1, 2014.

At the closing of the offering of Notes, the Escrow Issuer, which was created solely to issue the Notes, will deposit the gross proceeds of the offering (and the Company will deposit an amount sufficient to pay accrued interest on the Notes through the term of the escrow) into a segregated escrow account until the date on which certain escrow release conditions are satisfied.

Upon release, the proceeds from the Notes, will be used to redeem approximately $567.1 million aggregate principal amount of the Company’s 5.5% senior notes due 2014 (the “2014 legacy notes”) (including 2014 legacy notes held by a subsidiary of the Company) and $241.0 million aggregate principal amount of the Company’s 4.9% senior notes due 2015 (the “2015 legacy notes”), to pay accrued and unpaid interest to, but not including, the date of redemption, and to pay the fees and expenses related to the offering and the redemption of the 2014 legacy notes and the 2015 legacy notes. Substantially simultaneously with the consummation of the redemption of the 2014 legacy notes and the 2015 legacy notes, the Escrow Issuer intends to merge with and into the Company, with the Company continuing as the surviving corporation. At the time of, and as a result of the consummation of the merger, the Company will assume all of the obligations of the Escrow Issuer under the Notes (the “Assumption”).

Prior to the Assumption, the Notes will be secured by a first-priority security interest in the escrow account and all deposits and investment property therein. Following the Assumption, the Notes will be the senior unsecured obligations of the Company and will not be guaranteed by any of the Company’s parent companies or any of its subsidiaries.

The Notes are being offered and sold only to qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

The Purchase Agreement under which the Notes will be sold by the Escrow Issuer contains customary representations, warranties and agreements by the Company and the Escrow Issuer, and customary conditions to closing, indemnification obligations of the Company and the Escrow Issuer, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

Item 8.01                      Other Events

On April 28, 2014, the Company announced the pricing of the Escrow Issuer’s offering of $850,000,000 aggregate principal amount of 10.0% Senior Notes due 2018.  The offering represents an increase of $450,000,000 from the previously announced offering size.  A copy of the press release is filed with this Current Report on Form 8-K as Exhibit 99.1 attached hereto and is incorporated by reference herein.

This Current Report on Form 8-K and the statements contained in Exhibit 99.1 do not and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, the 2014 legacy notes, the 2015 legacy notes or any securities, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1
Press Release issued by Clear Channel Communications, Inc. on April 28, 2014 (Incorporated by reference to Exhibit 99.1 to Clear Channel Communications, Inc.’s Current Report on Form 8-K filed on April 29, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL CAPITAL I, LLC

Date: April 29, 2014	By:	/s/ Scott D. Hamilton
Scott D. Hamilton
Senior Vice President, Chief Accounting Officer and
Assistant Secretary

Exhibit Index

Exhibit No.	Description
99.1
Press Release issued by Clear Channel Communications, Inc. on April 28, 2014 (Incorporated by reference to Exhibit 99.1 to Clear Channel Communications, Inc.’s Current Report on Form 8-K filed on April 29, 2014)